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                                 EXHIBIT 99.6

                                AMENDMENT NO. 1
                                    TO THE
                     AMENDED AND RESTATED 1995 STOCK OPTION
                       AND STOCK APPRECIATION RIGHTS PLAN
                                       OF
                          MIDDLE BAY OIL COMPANY, INC.


  As of the date set forth below, Section 3 of the Amended and Restated 1995 Stock Option and Stock Appreciation Rights Plan of Middle Bay Oil Company, Inc. is amended to read as follows:

       "3. SHARES SUBJECT TO THE PLAN. Subject to the provisions of Section 15 hereof, the aggregate number of Shares that may be subject to Options or Rights shall not exceed 1,500,000, which Shares may be either Treasury Shares or authorized but unissued Shares. If the Shares that would be issued or transferred pursuant to any such Incentive Award are not issued or transferred and cease to be issuable or transferable for any reason, the number of Shares subject to such Incentive Award will no longer be charged against the limitation provided for herein and may again be made subject to Incentive Awards."


  IN WITNESS WHEREOF, the Corporation has caused its duly authorized officers to affix their signatures and the seal of the Corporation to this amendment on the 18th day of June, 1998.


                                MIDDLE BAY OIL COMPANY, INC.


ATTEST:                         By
                                  -------------------------------
                                 John J. Bassett, President

-----------------------------
  Secretary

                                 [CORPORATE SEAL]